Exhibit 107.1

Calculation of Filing Fee Table
FORM S-3
(Form Type)

FormFactor, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, Par value $0.001	457(c)	2,234,887[1]	$75.06[2]	$167,750,618.22[2]	0.000087	$14,594.30
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$167,750,618.22		$14,594.30
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$14,594.30

(1) The shares will be offered for resale by the selling stockholder pursuant to the prospectus contained in the Registration Statement.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s common stock as reported on the Nasdaq Global Select Market on November 5, 2026, which is a date within five business days prior to the filing of this registration statement.